Exhibit 4.5

                                  FORM OF

              SECURED PROMISSORY NOTE AND SECURITY AGREEMENT

                                 ("NOTE")

$[            ]                                               August __, 2002


          FOR VALUE RECEIVED, the undersigned, ___________ (the "BORROWER"), hereby promises to pay to BPC Holding Corporation, a Delaware corporation (the "COMPANY"), or to the legal holder of this Note at the time of payment, the principal sum (the "PRINCIPAL SUM") of ______________ dollars ($_______) in lawful money of the United States of America. The Borrower also agrees that interest (computed on the basis of a 365 day year) shall accrue on any portion of the Principal Sum that remains outstanding from and after the effective date of this Note until the entire Principal Sum has been paid in full, at the "applicable federal rate" as determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended; PROVIDED, HOWEVER, that the interest accrued on the unpaid Principal Sum shall be added to the unpaid Principal Sum semi-annually, but with the first such addition occurring on December 31, 2002, and with subsequent additions occurring every 6 months thereafter; and FURTHER, PROVIDED, that in no event shall such interest be charged to the extent it would violate any applicable usury law. Other than with respect to the Pledged Collateral (as defined below) to the extent set forth hereunder, the obligations represented by this Note shall be without recourse to the Borrower; PROVIDED, HOWEVER, that to the extent that the Principal Sum is increased each year by reason of the addition of interest accrued on the unpaid Principal Sum, such portion of the Principal Sum shall be with full recourse to the Borrower.

          The proceeds received by the Borrower shall be used solely to acquire shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") pursuant to the terms of the Key Employee Stock Purchase Agreement, dated as of August __, 2002, between the Company and the Borrower (the "STOCK PURCHASE AGREEMENT").

          This Note is subject to the following further terms and conditions:

          1. PAYMENT UPON MATURITY. The Principal Sum then outstanding and all accrued interest thereon shall become due and payable on the first to occur of (i) the (10{th}) tenth anniversary of the date hereof, (ii) the ninetieth (90{th}) day immediately following Borrower's termination of employment with the Company by reason of death, Disability (as defined in the Company's 2002 Stock Option Plan (the "OPTION PLAN")), Redundancy (as defined in the Option Plan), or retirement from the Company and its subsidiaries on or after attaining age 60 with at least ten years of service with the Company and/or one or more of its subsidiaries, (iii) the thirtieth (30{th}) day following Borrower's termination of employment with the Company for any other reason, or (iv) the day immediately preceding the date on which the existence of this Note would otherwise cause the Company to be in violation of Section 402 of the Sarbanes-Oxley Act of 2002. Notwithstanding the forgoing, in the event the Borrower's employment is terminated by reason of death, Disability, Redundancy or retirement as set forth in (ii) above, the Borrower may elect prior to the thirtieth day

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following such termination, by providing written notice to the Company, to amortize the loan over a four year period beginning on the last business day of the month in which such termination occurs (the "Amortization Commencement Date"), in which case, the Principal and interest shall become due and payable in sixteen equal quarterly installments with the first such installment becoming due and payable on the last business day of the third month following the Amortization Commencement Date and each subsequent payment becoming due and payable on the last business day of each third month thereafter.

          2. PAYMENT AND PREPAYMENT. All payments and prepayments of the Principal Sum of this Note (including amounts representing accrued interest on this Note) shall be made to the Company or its order, or to the legal holder of this Note or such holder's order, in lawful money of the United States of America at the principal offices of the Company (or at such other place as the holder hereof shall notify the Borrower in writing). The Borrower may, at his option, prepay this Note in whole or in part at any time or from time to time without penalty or premium. Any payment or prepayment on this Note shall be deemed to be applied first to the payment of accrued interest and then to the repayment of the unpaid Principal Sum. Upon full and final payment of the Principal Sum of this Note (including amounts representing accrued interest on this Note), it shall be surrendered to the Borrower and the Pledged Collateral (as defined below) shall be released, subject to the terms of any other note or similar agreement entered into by and between the Company and the Borrower from time to time. In addition, if on the third (3{rd}) anniversary of July 22, 2002, the closing date of the acquisition of control of the Company by the Company and other affiliates of Goldman Sachs & Co. and other investors (the "CLOSING DATE"), or on any subsequent anniversary of such date, the board of directors of the Company (the "BOARD") makes a good faith determination that the then fair market value of a share of Common Stock is less than 25% of the fair market value (as determined in good faith by the Board) of a share of Common Stock on the Closing Date, the Board shall notify the Borrower within ten (10) business days of such determination and within thirty (30) business days of receipt of such notice the Borrower may cause the Note to be cancelled (except with respect to accrued interest), and interest to cease to accrue, by delivering to the Company all or a portion of the shares of Common Stock then held by the Borrower up to a number of shares with a fair market value (as determined in good faith by the Board) equal to the then outstanding Principal Sum and accrued interest; provided, however, that the Borrower may not cause the Note to be so cancelled if it would be prohibited by operation of one or more of the Company's instruments of indebtedness, applicable law or otherwise; and provided, further, that any right Borrower may have to cause the Note to be so cancelled will expire upon the initial underwritten offering of the Common Stock pursuant to a registration statement (other than a Form S-8 or any successor form).

          3.   GRANT OF SECURITY INTEREST.

          (a) As security for the full and punctual payment of the Principal Sum (including amounts representing accrued interest on this Note) when due and payable (whether upon stated maturity, or otherwise), the Borrower hereby grants and pledges a continuing lien on and security interest in, and, as a part of such grant and pledge, hereby pledges, assigns, transfers and conveys to the Company as collateral security, all of the shares of Common Stock purchased under the Stock Purchase Agreement (the "PLEDGED STOCK"), together with any and all dividends and other distributions made in respect of the Pledged Stock (net of any taxes payable by the Borrower on any such dividends or distributions) and any and all securities issued in substitution or exchange for the Pledged Stock (the "PLEDGED COLLATERAL").

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          (b)  Borrower shall not be permitted to directly or indirectly sell, transfer, assign, pledge, encumber or otherwise transfer ("TRANSFER") any shares of Pledged Stock other than shares as to which this Agreement has terminated pursuant to Section 2 hereof, unless the Company has given its prior consent with respect to such Transfer. Any proceeds received by the Borrower upon a Transfer of any shares of Pledged Stock, including a Transfer to the Company pursuant to the Stockholders Agreement dated July 22, 2002 among the Company and the stockholders party thereto, shall be paid to the Company as a full or partial prepayment of this Note.

          (c) The Borrower will defend the Company's right, title and interest in and to the Pledged Collateral against the claims and demands of all other persons.

          (d) Concurrently with making this Note, the Borrower has delivered to the Company the certificates representing the Pledged Stock, together with appropriate undated stock powers duly executed in blank for the Pledged Stock. The Borrower agrees to deliver, if necessary or appropriate, additional undated stock powers duly executed in blank for the Pledged Stock and to take such additional action as is required from time to time to perfect the Company's security interest in the Pledged Stock.

          (e) So long as the Borrower has not defaulted in the timely payment of principal and interest hereunder, and such default shall not have been cured within (30) days following written notice of such default (a "DEFAULT"), the Borrower shall be entitled to vote the Pledged Stock and to give all consents, waivers and ratifications in respect of the Pledged Stock. Upon the occurrence of a Default, all voting and other consensual rights of the Borrower in the Pledged Stock shall cease and may be exercised by the Company.

          (f) Upon the occurrence of a Default, the entire unpaid Principal Sum and unpaid interest under this Note shall become immediately due and payable and the Company shall have and may exercise all rights and remedies afforded to a secured party under the Delaware Uniform Commercial Code applicable thereto, and shall have the right to retain the Pledged Collateral in partial or full satisfaction of the Borrower's obligations under this Note in accordance with the provisions of, and to the extent permitted under, the Delaware Uniform Commercial Code, provided that the Company shall provide the Borrower with prior written notice of any sale of the Pledged Collateral. With respect to the preceding sentence, the Company shall, in its sole discretion, to the extent permitted under the Delaware Uniform Commercial Code, determine the order in which all or any portion of the assets comprising the Pledged Collateral shall be applied in satisfaction of the Borrower's obligations under this Note; PROVIDED, HOWEVER, that the value of any such assets so applied shall be determined in accordance with paragraph (g) of this Section 3; and FURTHER PROVIDED, that in the event the Company determines to retain the Pledged Collateral in partial satisfaction of the Borrower's obligations hereunder, interest shall cease to accrue on the remaining unpaid Principal Sum and interest under this Note. Borrower hereby agrees to indemnify the Company and hold it harmless from and against any and all costs and expenses, including without limitation attorneys fees, reasonably incurred by the Company in connection with any Default, it being understood that the Borrower's obligation to indemnify the Company shall, except to the extent of the

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Pledged Collateral, be without recourse to the Borrower.  Any balance of the Pledged Collateral not transferred to the Company under the provisions of this Section 3(f) shall be promptly returned to the Borrower.

          (g) In the event of a Default, for purposes of this Note the value of a share of Common Stock as of any date shall be equal to the fair market value (as determined in good faith by the board of directors of the Company) of a share of Common Stock as of such date.

          (h) The Borrower agrees that at any time and from time to time upon the written request of the Company, the Borrower will execute and deliver such further documents and do or cause to be done such further acts and things as the Company may reasonably request in order to effect the purposes of this Note and the grant of the security interest hereunder.

          4. NOTICE. For the purposes of this Note, notices, demands and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Borrower:



          If to the Company:

               Marcia Jochem
               BPC Holding Corporation
               101 Oakley Street
               Evansville, Indiana  47710
               Telephone:  (812) 424-2904
               Facsimile:  (812) 434-9472

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          5.   MISCELLANEOUS.

          (a)  No delay or failure by the Company or the holder of this
Note in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the holder hereof of any right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

          (b) The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

          (c) This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and nothing herein is intended or shall be construed to give any other person any right, remedy or claim under, to or in respect of this

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Note.  The rights and obligations of this Note may not be assigned (other than by operation of law) in whole or in part by the Borrower or the Company.

          (d) The provisions of this Note shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to the choice of law principles thereof.

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          IN WITNESS WHEREOF, this Note has been duly executed and
delivered to the Company by the Borrower on the date first above written.


                               _____________________________
                                        Borrower
































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